SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 30, 2003

CYSIVE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-27607	54-1698017

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10780 Parkridge Blvd., Suite 400
Reston, VA 20191
(Address of Principal Executive Offices) (Zip Code)

(703) 259-2300
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events and Required FD Disclosure

     On May 30, 2003, Cysive, Inc. (“Cysive”) filed a current report on Form 8-K to announce that it had signed a definitive Agreement and Plan of Merger with Snowbird Holdings, Inc. (“Snowbird”), an entity owned by Nelson A. Carbonell, Jr., Chairman, Chief Executive Officer and President of Cysive, pursuant to which each outstanding share of Cysive’s common stock, with the exception of the shares owned by Snowbird, will be acquired for $3.22 in cash (the “Merger”). Upon completion of the Merger, a subsidiary of Snowbird will be merged into Cysive, with Cysive surviving as a wholly owned subsidiary of Snowbird. Cysive’s Board of Directors has approved the Merger based upon the unanimous recommendation of a Special Committee of disinterested directors. The closing of the Merger is subject to various conditions, including approval by Cysive’s stockholders and the availability to Snowbird of financing for the proposed transaction on acceptable terms. Pursuant to a Voting Agreement, Snowbird and Mr. Carbonell, who together hold approximately 35% of the outstanding shares of the Company’s common stock, have agreed to vote their shares in favor of the merger. Copies of the Agreement and Plan of Merger and the Voting Agreement are attached to this current report as Exhibits 2.1 and 99.1, respectively.

Item 7.  Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired: Not Applicable

(b)	Pro Forma Financial Information: Not Applicable

(c)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of May 30, 2003, among Cysive, Inc., Snowbird Holdings, Inc. and Snowbird Merger Sub, Inc. The exhibits and schedules to the Agreement and Plan of Merger have been omitted in accordance with the rules of the Commission. The registrant agrees to furnish to the Commission, upon request, a copy of each such exhibit and schedule.
99.1	Voting Agreement, dated as of May 30, 2003, among Cysive, Inc., Snowbird Holdings, Inc. and Nelson A. Carbonell, Jr.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cysive, Inc.

By: /s/ John R. Lund John R. Lund Vice President, Chief Financial Officer, Treasurer, Secretary and Director

Date: June 3, 2003

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of May 30, 2003, among Cysive, Inc., Snowbird Holdings, Inc. and Snowbird Merger Sub, Inc. The exhibits and schedules to the Agreement and Plan of Merger have been omitted in accordance with the rules of the Commission. The registrant agrees to furnish to the Commission, upon request, a copy of each such exhibit and schedule.
99.1	Voting Agreement, dated as of May 30, 2003, among Cysive, Inc., Snowbird Holdings, Inc. and Nelson A. Carbonell, Jr.